Filed Pursuant to Rule 424(b)(3)

Registration No. 333-120055

PROSPECTUS SUPPLEMENT NO. 8 DATED MARCH 27, 2006

(TO PROSPECTUS DATED FEBRUARY 14, 2005)

VERTEX PHARMACEUTICALS INCORPORATED

$79,313,000 5 3/4% Convertible Senior Subordinated Notes Due 2011

5,308,800 Shares of Common Stock Issuable Upon Conversion of the Notes

This Prospectus Supplement No. 8 supplements and amends the Prospectus dated February 14, 2005 (the “Prospectus”), relating to the resale from time to time by holders of our 5 3/4% Convertible Senior Subordinated Notes Due 2011 (the “Notes”) (Restricted CUSIP: 92352FAG5; Registered CUSIP: 92352FAK6) and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling holders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus, and, where the name of a selling holder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling holder supercedes the information in the Prospectus:

Name of security holder	Principal Amount of Notes Beneficially Owned and Offered(1)	Number of shares of Common Stock Issuable Upon Conversion of the Notes that May Be Offered
Amaranth LLC	2,500,000	167,336
Amaranth Helix Limited	2,500,000	167,336
Bank Austria Cayman Islands Ltd.	3,493,000	233,802
BP Amoco PLC Master Trust	644,000	43,106
Consolidated Pension Plan	325,000	21,754
Context Convertible Arbitrage Fund, LP	2,800,000	187,417
Context Convertible Arbitrage Offshore LTD	7,690,000	514,726
Clinton Multistrategy Master Fund, Ltd.	4,000,000	267,738
Delaware Street Capital Master Fund L.P.	1,000,000	66,935
Detroit Medical Center Endowment/Funded Dep. Fund (and) The Detroit Medical Center Guggenheim Portfolio Co. XV, LLC	483,000	32,329
Estate of James Campbell CH	11,000	736
Estate of James Campbell EST2	212,000	14,190
Hotel Union & Hotel Industry of Hawaii Pension Plan	179,000	11,981
Institutional Benchmark Master Fund Ltd.	736,000	49,264
Institutional Benchmark Master Fund c/o Quattro Fund	1,307,000	87,484
National Bank of Canada	575,000	38,488
Quattro Fund Ltd.	15,552,000	1,040,964
Quattro Multistrategy Master Fund	541,000	36,212
QVT Fund LP(2)	10,437,000	698,595
Ramius, LP(3)	135,000	9,036
Ramius Capital Group(3)	645,000	43,173